UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
(x) Form 4 Transactions Reported

1. Name and Address of Reporting Person


   Rubin             Joseph               H.
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   (Last)            (First)            (Middle)

  5273 Redfield Road
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                     (Street)

   Dunwoody             Georgia         30338
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   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol


     Abrams Industries, Inc. (ABRI)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   June 1998

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director
   ( ) 10% Owner
   (X) Officer (give title below)
   ( ) Other (specify below)

       Chief Executive Officer
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7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
Common Stock <F1>            06/03/ G    1000               D               12,030              D                                  |
                              98                                                                                                   |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
                                                                                                                                   |
                                                                                                                                   |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

<F1>  On June 3, 1998, Mr. Rubin contributed 1,000 shares of Common
Stock of the Issuer to the Joseph H. Rubin Family Philanthropic Fund, a charitable trust of which Mr. Rubin is the trustee. At the time of Mr. Rubin's contribution, the Common Stock of the issuer was valued at $6.75 per share. Mr. Rubin is not deemed to be the beneficial owner of any of the contributed shares.

SIGNATURE OF REPORTING PERSON


/s/ Joseph H. Rubin                              4/30/99
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Joseph H. Rubin
Signature of Reporting Person                    Date